Exhibit 3.107

ARTICLES OF ORGANIZATION

OF

TWIN FALLS NSC, LLC

The undersigned, acting as the organizer of a limited liability company under the Tennessee Revised Limited Liability Company Act, Tennessee Code Annotated, Section 48-249-101 et seq. (the “Act”), hereby adopts the following Articles of Organization for such limited liability company:

ARTICLE I.

The name of the limited liability company is Twin Falls NSC, LLC.

ARTICLE II.

The street address and zip code of the initial registered office of the limited liability company and the county in which the office is located is 20 Burton Hills Boulevard, Nashville, Davidson County, Tennessee 37215. The name of the limited liability company’s initial registered agent at its initial registered office is Claire M. Gulmi.

ARTICLE III.

The limited liability company shall be managed by a board of directors.

ARTICLE IV.

The street address and zip code of the principal executive office of the limited liability company and the county in which the principal executive office is located is 20 Burton Hills Boulevard, Nashville, Davidson County, Tennessee 37215.

ARTICLE V.

The members of the limited liability company and any other parties to any contribution agreement or contribution allowance agreement with the limited liability company shall not have preemptive rights.

ARTICLE VI.

Section 48-249-503(b)(2) of the Act shall not apply to the limited liability company.

ARTICLE VII.

The operating agreement of the limited liability company shall be in writing. The operating agreement shall be binding upon any person that becomes a member or a holder of financial or governance rights of the limited liability company, regardless of whether such person executes the operating agreement.

ARTICLE VIII.

To the fullest extent permitted by the Act, as in effect on the date hereof and as hereafter amended from time to time, a director shall not be liable to the limited liability company or its members for monetary damages for breach of fiduciary duty as a director. If the Act or any successor statute is amended after adoption of this provision to authorize limited liability company action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Act, as so amended from time to time. Any repeal or modification of this Article VIII by the members of the limited liability company shall not adversely affect any right or protection of a director of the limited liability company existing at the time of such repeal or modification or with respect to events occurring prior to such time.

ARTICLE IX.

The limited liability company shall indemnify and advance expenses to any responsible person, officer, employee or agent made a party to a proceeding to the fullest extent permitted by the Act and applicable law, as in effect on the date hereof and as hereafter amended from time to time.

IN WITNESS WHEREOF, these Articles of Organization have been executed on this 20th day of September, 2011, by the undersigned organizer of the limited liability company.

/s/ Frank M. Pellegrino
Frank M. Pellegrino, Organizer

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